IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF TENNESSEE
                              CHATTANOOGA DIVISION

------------------------------------
IN RE:                              )        Chapter 11
                                    )
NOXSO CORPORATION,                  )        Case No. 97-10709
                                    )
                  Debtor.           )        Judge R. Thomas Stinnett
------------------------------------)


                         DEBTOR'S PLAN OF REORGANIZATION



                                         DOEPKEN KEEVICAN & WEISS
                                         Joel M. Walker, Esquire
                                         Philip J. Uher, Esquire
                                         58th Floor, USX Tower
                                         600 Grant Street
                                         Pittsburgh, PA 15219
                                         (412) 355-2600

     [STAMP]                                    -and-
98 JUN 16 PM 1:21
                                         WEEMS AND HOUSE
      CLERK                              Kyle R. Weems, Esquire
U.S. BANKRUPTCY CT.                      TN Id. No. 1010
  CHATTANOOGA, TN                        Weems & House
                                         1810 McCallie Avenue
                                         Chattanooga, TN 37404
                                         (423) 624-1000

                                         Attorneys for Noxso Corporation,
                                                  Debtor-in-Possession


Dated:   Pittsburgh, Pennsylvania
         June 15, 1998

                                  INTRODUCTION

     Noxso Corporation ("Noxso" or "Debtor") hereby proposes the following plan of reorganization ("Plan") for the resolution of the Debtor's outstanding creditor claims and equity interests. Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtor's history, business, property, and operations, a summary and analysis of the Plan, and certain related matters. The Debtor is the proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code (as that term is defined herein). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed.R.Bankr.P. 3019, the Debtor reserves the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

                                   ARTICLE I.

                      DEFINITIONS, RULES OF INTERPRETATION,
                             AND COMPUTATION OF TIME

A.  Scope of Definitions; Rules of Construction

     For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or in the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and vice versa.

B.  Definitions

     1.01. "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estate and operating the business of the Debtor, including wages, salaries, or commissions for services rendered after the commencement of the Case, (b) Professional Fees,
(c) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code, and (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court.

     1.02. "Alcoa" means Alcoa Generating Corporation and Alcoa Corporation.

     1.03. "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, (b) that either (x) has been Scheduled as a liquidated, non-contingent,

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


undisputed  Claim  in an  amount  greater  than  zero  in any  of  the  Debtor's
Schedules, as the same may from time to time be amended in accordance with the Bankruptcy Code, Bankruptcy Rules, or orders of the Bankruptcy Court or (y) is the subject of a timely filed proof of claim as to which either (i) no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, "Allowed Claim" means an Administrative Claim as to which a timely request for payment has been made in accordance with Article XI.A of this Plan (if such written request is required) or other Administrative Claim, in each case as to which the Debtor (1) has not interposed a timely objection or (2) have interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order.

     1.04. "Allowed Class ... Claim" means an Allowed Claim in the particular Class described.

     1.05. "Amendment to the Cooperative Agreement" means the amendment to the Cooperative Agreement which has been requested by Noxso, as described in Section II.B.2 of the Disclosure Statement.

     1.06. "Available Cash" means the Cash to be collected from the DOE pursuant to the DOE Invoices as more fully described in Article III herein.

     1.07. "Ballots" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote under
Article II hereof in connection with the solicitation of acceptances of the Plan.

     1.08. "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. ss.ss. 101- 1330, as in effect on the date hereof.

     1.09. "Bankruptcy Court" means the United States Bankruptcy Court for the Eastern District of Tennessee, Chattanooga Division.

     1.10. "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Case or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Case or proceedings therein, as the case may be.

     1.11. "Case" means the bankruptcy case of the Debtor presently pending at Case No. 97-10709 in the Bankruptcy Court.

     1.12. "Cash" means legal tender of the United States or equivalents thereof.


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


     1.13. "Claim" means a claim against the Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

     1.14. "Class" means a category of holders of Claims or Interests, as described in Article II below.

     1.15. "Class 5 Pro-rata Share" means the ratio of (i) the Allowed General Unsecured Claim of a specific Class 5 Claimant to (ii) the total of all Allowed General Unsecured Claims.

     1.16. "Class 6A Pro-rata Share" means the ratio of (i) the number of shares of Noxso Common Stock held by a specific Class 6A Holder to (ii) the total number of shares of Noxso Common Stock.

     1.17.   "Confirmation"   means  entry  by  the  Bankruptcy   Court  of  the
Confirmation Order.

     1.18. "Confirmation Date" means the date of entry by the Bankruptcy Court of the Confirmation Order.

     1.19. "Confirmation Hearing" means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code.

     1.20. "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

     1.21. "Consummation Date" means the date on which all conditions to the consummation of the Plan set forth in Article VI hereof have been satisfied or waived as provided in Article VI hereof.

     1.22. "Cooperative Agreement" means the Clean Coal Technology Agreement entered into between the DOE and M-K Ferguson Company in March, 1991, which was subsequently amended and novated to Noxso and all amendments thereto.

     1.23. "Creditors' Committee" means the official committee of unsecured creditors appointed by the United States Trustee in this Case as constituted from time to time.

     1.24. "Date of Adjudication" means June 4, 1997, the date that Noxso agreed to the entry of an Order for Relief and converted the Case to chapter 11.

     1.25. "Debtor" means Noxso Corporation, debtor and debtor-in-possession in Case No. 97-10709 pending in the Bankruptcy Court.

     1.26. "Demonstration Project" means the project to build and demonstrate the first commercial-sized installation of the Noxso Process.

     1.27. "Disallowed Claim" means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court or otherwise deemed timely filed under applicable law, (c) is not Scheduled and as to which a proof of claim bar date has been established but no proof of clam has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy
Court or otherwise deemed timely filed under applicable law, or (d) is the subject of an objection filed by the Debtor with the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

     1.28. "Disclosure Statement" means the written disclosure statement that relates to the Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Fed.R.Bankr.P. 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.

     1.29. "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, including, but not limited to, Claims (a)(i) that have not been Scheduled by the Debtor or (ii) have been Scheduled at zero or as contingent, unliquidated or disputed, (b) that are the subject of a proof of claim that differs in nature, amount or priority from the Debtor's Schedules, and (c) the allowance or disallowance of which is not yet the subject of a Final Order.

     1.30. "Disputed Claims Reserve" means the funds attributable to Disputed Claims on the Consummation Date, which funds shall be held in reserve by Reorganized Noxso.

     1.31. "Distribution Date" means the date, occurring as soon as practicable after the Consummation Date, upon which distributions from Reorganized Noxso are made to holders of Allowed Claims and Interests; provided, however, that in no event shall the Distribution Date occur sooner than five (5) business days or later than fifteen (15) business days after the Consummation Date.

     1.32. "DOE" means the United States Department of Energy.

     1.33. "DOE Cost Share" means the funding from the DOE pursuant to the terms of the Cooperative Agreement.

     1.34. "DOE Invoices" means the invoices described in Article III herein.

     1.35. "Equity Interest" means a holder of Equity Securities.

     1.36. "Equity Securities" means, collectively, the Noxso Common Stock, the Existing Options, and the Warrants.

     1.37. "Estate" means the estate of Noxso created under section 541 of the Bankruptcy Code.

     1.38. "Existing Options" means the options and warrants to purchase Noxso Common Stock outstanding as of June 15, 1998.

     1.39. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Case, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

     1.40. "Gap Claim" means claim that was incurred by the Debtor between the Petition Date and the Date of Adjudication.

     1.41. "Gap Period" means the time period between the Petition Date and the Date of Adjudication.

     1.42. "General Unsecured Claim" means a Claim that is not an Administrative Claim, Gap Claim, Priority Tax Claim, or Secured Claim.

     1.43. "Host Site Agreement" means the agreement entered into by Noxso and RPL on January 5, 1998, to build the Demonstration Project.

     1.44. "Impaired ..." means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

     1.45. "Interest" or "Interests" means (a) the legal, equitable, contractual and other rights of any Person with respect to the Equity Securities and (b) the legal, equitable, contractual or other rights of any Person to acquire or receive any of the foregoing.

     1.46. "New Equity" means the equity securities to be issued to the source of the New Equity Funding.

     1.47. "New Equity Funding" means the funds to be provided to the Debtor pursuant to the agreement or agreements between the Debtor and a third party or parties in exchange for the New Equity.

     1.48. "New Options" mean the options to be issued pursuant to Article II.B.6.b. of the Plan.

     1.49. "Noxso" means Noxso Corporation, debtor and debtor-in-possession in Case No. 97-10709 pending in the Bankruptcy Court.

     1.50. "Noxso Common Stock" means the existing common stock of Noxso as of June 15, 1998.

     1.51. "Noxso Process" means the process developed by Noxso to remove a high percentage of the pollutants which cause "acid rain" and ground level ozone from flue gas generated by burning fossil fuel and the intellectual property associated with the process.

     1.52. "Person" means an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

     1.53. "Petition Date" means February 6, 1997, the date on which the involuntary petition was filed against the Debtor.

     1.54. "Plan" means this plan of reorganization as such plan may be amended from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

     1.55. "Priority Tax Claim" means a Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

     1.56. "Professional" means any professional employed in the Case pursuant to sections 327 or 1103 of the Bankruptcy Code or otherwise and the professionals seeking compensation or reimbursement of expenses in connection with the Case pursuant to section 503(b)(4) of the Bankruptcy Code.

     1.57. "Professional Fee Claim" means a Claim of a Professional for compensation for services rendered, and/or reimbursement of costs and expenses incurred, after the Petition Date and prior to and including the Consummation Date.

     1.58. "Remaining Equity" means the amount of equity available for Class 6 holders after the New Equity is issued to the source of the New Equity Funding.

     1.59. "Reorganized Noxso" means Noxso Corporation, a Virginia corporation, on and after the Consummation Date.

     1.60. "RPL" means Richmond Power & Light.

     1.61. "Scheduled" means, with respect to any Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth on the Schedules.


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


     1.62. "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtor as such schedules or statements have been or may be further amended or supplemented from time to time in accordance with Fed.R.Bankr.P. 1009 or orders of the Bankruptcy Court.

     1.63. "Secondary Distribution Date" means the date, occurring as soon as practical after all Disputed Claims in a specific class become Allowed Claims or Disallowed Claims, when funds remaining in the disputed Claims reserve, if any, are distributed to members of the specific class.

     1.64. "Secured Claim" means a Claim that is secured by a security interest or lien upon property, or the proceeds of the sale of such property, in which the Debtor has an interest, to the extent of the value, as of the Consummation Date, of such interest or lien as determined by a Final Order of the Bankruptcy Court pursuant to section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by the Debtor or Reorganized Noxso and the holder of such Claim.

     1.65. "Unimpaired Claim" means a Claim that is not an Impaired Claim.

C. Rules of Interpretation

     For purposes of the Plan, (a) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (b) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan, (c) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan, (d) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (e) the rules of construction set forth in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

D. Computation of Time

     In computing any period of time prescribed by or allowed by the Plan, the provisions of Fed.R.Bankr.P. 9006(a) shall apply.

                                   ARTICLE II.

                        TREATMENT OF CLAIMS AND INTERESTS

A. Unimpaired Classes of Claims

     1.   Class 1: Administrative Claims

     Except as otherwise provided for herein, and subject to the requirements of
Article XI.A of the Plan, on the Distribution Date or, if an Administrative Claim is disputed, as soon as reasonably practical after it becomes an Allowed Administrative Claim, the holder of such Allowed Administrative Claim will receive in full satisfaction, settlement, and release of and in exchange for such Allowed Administrative Claim (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtor or Reorganized Noxso and such holder will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     2.   Class 2: Gap Claims

     On the Distribution Date or, if a Gap Claim is disputed, as soon as reasonably practical after the date it becomes an Allowed Gap Claim, the holder of such Allowed Gap Claim will receive in full satisfaction, settlement, and release of and in exchange for such Allowed Gap Claim (i) Cash equal to the unpaid portion of such Allowed Gap Claim or (ii) such other treatment as to which the Debtor or Reorganized Noxso and such holder will have agreed upon in writing.

     3.   Class 3: Secured Claims

     On the Distribution Date or, if a Secured Claim is disputed, as soon as reasonably practical after it becomes an Allowed Secured Claim, the holder of such Allowed Secured Claim will receive in full satisfaction, settlement, and release of and in exchange for such Allowed Secured Claim (i) Cash equal to the unpaid portion of such Allowed Secured Claim or (ii) such other treatment as to which the Debtor or Reorganized Noxso and such holder will have agreed upon in writing.

     4.   Class 4: Priority Tax Claims

     On the Distribution Date or, if a Priority Tax Claim is disputed, as soon as reasonably practical after it becomes an Allowed Priority Tax Claim, the holder of such Allowed Priority Tax Claim will receive in full satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim
(i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim or (ii) such other treatment as to which the Debtor or Reorganized Noxso and such holder will have agreed upon in writing; provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in section 507(a)(8)(G) of the Bankruptcy Code) is disallowed under the Plan, and the holder of an Allowed Priority Tax Claim will not be permitted to assess or attempt to collect such penalty from the Debtor, its Estate, Reorganized Noxso, or their property.

B. Impaired Classes of Claims

     5.   Class 5: General Unsecured Claims

     Class 5 consists of all General Unsecured Claims that are not classified elsewhere in the Plan. On the Distribution Date, or if a General Unsecured Claim is disputed, as soon as reasonably practical after it becomes an Allowed General Unsecured Claim, the holder of such Allowed General Unsecured Claim will receive in full satisfaction, settlement, and release of and in exchange for such Allowed General Unsecured Claim (i) their Class 5 Pro-rata Share of Available Cash after payment of the Claims of Classes 1, 2, 3, and 4, but in no event more than the amount of the unpaid portion of such Allowed General Unsecured Claim, or (ii) such other treatment as to which the Debtor or Reorganized Noxso and such holder will have agreed upon in writing.

     "Class 5 Pro-rata Share" means the ratio of (i) the Allowed General Unsecured Claim of a specific Class 5 Claim to (ii) the total of all Allowed General Unsecured Claims. "Available Cash" shall consist of the money collected from the Department of Energy ("DOE") as more fully described under Article III, "Means of Implementation of the Plan".

     In the event that the Available Cash is not sufficient to pay the Allowed Unsecured Claims in full, Noxso would intend to pursue preference actions against certain creditors. Holders of Allowed General Unsecured Claims would receive their Class 5 Pro-rata Share of any recovery from those preference actions, but in no event more than the amount of the unpaid portion of such Allowed General Unsecured Claim.

     On the Secondary Distribution Date, the amount, if any, remaining in the Disputed Claims Reserve on account of the General Unsecured Claims which all have become Allowed General Unsecured Claims or Disallowed General Unsecured Claims, shall be distributed on a pro-rata basis to holders of Allowed General Unsecured Claims.

     6.   Class 6: Holders of Noxso Equity Securities

          a. Class 6A: Holders of Noxso Common Stock

     On the Consummation Date, Noxso Common Stock will be extinguished and Class 6A holders will receive their Class 6A Pro-rata Share of the Remaining Equity, if any. "Class 6A Pro-rata Share" shall mean the ratio of (i) the number of shares of Noxso Common Stock held by a specific Class 6A holder to (ii) the total number of shares of common stock outstanding as of the Confirmation Date.

     From and after the Consummation Date, each holder of a certificate of Noxso Common Stock shall be entitled to receive in exchange therefor, upon surrender thereof to Reorganized Noxso, a certificate representing its Class 6A Pro-rata Share of the Remaining Equity.

          b. Class 6B: Holders of Options and Warrants

     On the Consummation Date, Class 6B holders will receive options to purchase shares in Reorganized Noxso (the "New Options") on the following basis:

     Class 6B holders will receive options to purchase shares in the Reorganized Noxso (the "New Options") on the following basis:

     (a) the number of shares subject to the Existing Options held by each specific Class 6B holder will be reduced by the same percentage that the Class 6A holders' interests in Reorganized Noxso are reduced as a result of the New Equity Funding.

     (b) the exercise price for each New Option will be the same as the exercise price for the Existing Options, subject to an increase or decrease in the new exercise price to reflect the value of shares of Reorganized Noxso on the Distribution Date as a result of the New Equity Funding compared to the average value of the individual shares in the Debtor computed by averaging the closing price for Noxso Common Stock for the six (6) month period immediately preceding the Confirmation Order.

     From and after the Consummation Date, each holder of a writing evidencing an Existing Option shall be entitled to receive in exchange therefor, upon surrender thereof to Reorganized Noxso, an equivalent writing representing the New Options to which it is entitled.

C. Fractional Cents/Fractional Shares

     Notwithstanding any other provision of the Plan to the contrary, no payment or distribution of fractions of cents or fractions of shares of the Remaining Equity or New Options will be made. Whenever any fraction would otherwise be called for, the actual payment or distribution shall be made by rounding of such fraction upward or downward to the nearest whole number.

D. Claims Under $10,000

     If the face amount of a Disputed Claim is less than $10,000, Reorganized Noxso may settle the Disputed Claim without notice to any party. If the face amount of the Disputed Claim is more than $10,000, Reorganized Noxso must give notice of the proposed settlement to the Creditors' Committee. If the Creditors' Committee objects to the proposed settlement of such a Disputed Claim and does not withdraw its objection, then Reorganized Noxso must obtain Bankruptcy Court approval of the proposed settlement.

                                  ARTICLE III.

                        MEANS FOR IMPLEMENTATION OF PLAN

     Pursuant to the Cooperative Agreement, the DOE agreed to provide the DOE Cost Share comprising one-half of the cost of the Alcoa Project and the Tennessee Facility (see Section II.A of the Disclosure Statement). To date, Noxso has submitted invoices totaling $2,376,695, which remain unpaid. Noxso will be submitting additional invoices to the DOE for its share of costs incurred prior to the Consummation Date. Those additional invoices are expected to total approximately $1,760,000. (Together, the invoices already submitted and those to be submitted will be referred to as the "DOE Invoices".) The total of the DOE Invoices includes legal fees and expenses totaling approximately $650,000. Noxso and DOE are engaged in discussions concerning whether all or a portion of those fees and expenses are an appropriate component of the DOE Cost Share.

     Depending upon the outcome of those discussions, it is anticipated that, as part of the Amendment to the Cooperative Agreement, the DOE will pay the DOE Invoices in an amount ranging between approximately $3,500,000 and $4,150,000. The funds received from the DOE pursuant to the DOE Invoices constitute the Available Cash and will be all that is needed to effect the funding necessary to carry out the provisions of the Plan.

                                   ARTICLE IV.

                            POST-CONFIRMATION ISSUES

A. Continued Corporate Existence

     Noxso will continue to exist as Reorganized Noxso after the Consummation Date and shall continue to operate the business formerly operated by Noxso. The Debtor or Reorganized Noxso also will make the payments that are required to be made under the Plan.

B. Certificate of Incorporation and By-laws

     The certificate of incorporation and by-laws of Noxso shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

C. Management of the Reorganized Debtor

     Subsequent to the Confirmation Date, Edwin J. Kilpela will continue as President and Chief Executive Officer of Reorganized Noxso and John L. Haslbeck will continue as Vice President and Treasurer. These are the positions that have been held by these individuals during the Case, and their duties as employees will continue. Mr. Kilpela is currently employed under an employment agreement dated as of February 13, 1997. Mr. Haslbeck is presently employed pursuant to the terms of an employment agreement effective as of April 29, 1992, which had an initial term of two years and which will continue to govern his employment.

     Subsequent to the Confirmation Date, the Board of Directors will consist of Edwin J. Kilpela, John L. Haslbeck, Robert M. Long, Lewis G. Neal, John R. Toedtman and Stephen C. Voss. In addition, it is expected that the entities that provide the New Equity, as part of their agreement to provide the New Equity, will be entitled to appoint a certain number of directors to the Board of Directors. Thereafter, board members shall be elected by the shareholders of Reorganized Noxso and the officers shall be appointed annually by the Board of Directors. Vacancies in the Board of Directors shall be filled by the Board of Directors.

D. Rights, Powers and Duties of Reorganized Noxso

     Reorganized Noxso shall retain and have all the rights, powers and duties necessary to carry out its responsibility under the Plan. Such rights, powers and duties shall include, among others:

     (a) investing Reorganized Noxso's Cash in any investments that may be permissible under (i) ss. 345 of the Bankruptcy Code or (ii) any order of the Bankruptcy Court entered in the Case;

     (b) calculating and paying of all distributions to be made under the Plan to the holders of Allowed Claims;

     (c) employing, supervising, and compensating professionals retained to represent the interests of and serve on behalf of Reorganized Noxso;

     (d) making and filing tax returns for Reorganized Noxso;

     (e) objecting to Claims or Interests filed against the Estate;

     (f) prosecuting avoidance actions under 11 U.S.C. ss.ss. 544, 545, 547, 548, and 553;

     (g) prosecuting turnover actions under 11 U.S.C.ss.ss.542 and 543;

     (h) prosecuting, settling, dismissing or otherwise disposing of all litigation;

     (i) taking any and all other actions necessary or appropriate to implement or consummate this Plan.

E. Revesting of Assets

     Except as otherwise provided in the Plan or Confirmation Order, on the Confirmation Date, the Debtor shall be vested with full ownership of and dominion over its property and assets free and clear of all Claims, liens, charges, and other interests of creditors arising prior to the Petition Date. Upon the Confirmation Date, the Debtor may operate its business free of any restrictions of the Bankruptcy Code, the Bankruptcy Court, or the United States Trustee.

F. Discharge

     Except as otherwise provided in the Plan or Confirmation Order, entry of the Confirmation Order acts as a discharge effective as of the Confirmation Date of any and all debts of and Claims against the Debtor that arose at any time before the entry of the Confirmation Order, including but not limited to all principal and any and all interest accrued thereon, pursuant to ss. 1141(d)(1) of the Bankruptcy Code. The discharge of the Debtor shall be effective as to each Claim, regardless of whether a proof of claim therefor was filed, whether the Claim is an Allowed Claim, or whether the holder thereof votes to accept the Plan.

                                   ARTICLE IV.

                        TREATMENT OF EXECUTORY CONTRACTS
                              AND UNEXPIRED LEASES

A. Rejected Contracts and Leases

     Except as otherwise provided in the Plan, or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, each of the executory contracts and unexpired leases to which the Debtor is a party, to the extent such contracts or leases are executory contracts or unexpired leases, will be rejected by the Debtor on the Confirmation Date, unless such contract or lease (i) previously (a) has been assumed, rejected, or terminated by the Debtor (including, but not limited to, the Calabrian License Agreement) or (b) shall have expired or terminated pursuant to its own terms or
(ii) is listed on the schedule of assumed contracts and leases annexed to the Plan as Exhibit 1; provided, however, that neither the inclusion by the Debtor of a contract or lease on Exhibit 1 to the Plan nor anything contained in the Plan or the Disclosure Statement constitutes an admission by the Debtor that such contract or lease is an executory contract or unexpired lease or that the Debtor or its successors and assigns have any liability thereunder. The Confirmation Order will constitute an order of the Bankruptcy Court approving the rejections described herein, pursuant to section 365 of the Bankruptcy Code, as of the Confirmation Date.

B. Bar to Rejection Damages

     If the rejection of an executory  contract or unexpired  lease  pursuant to
Article IV.A above gives rise to a Claim by the other party or parties to such contract or lease, such Claim shall be forever barred and shall not be enforceable against the Debtor, its Estate, or Reorganized Noxso, unless a proof of claim is filed and served on Reorganized Noxso and counsel for Reorganized Noxso within 40 days after service of entry of the Confirmation Order or such other date as prescribed by the Bankruptcy Court.

C. Assumed Contracts and Leases

     Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, the Debtor shall assume each of the executory contracts and unexpired leases listed on Exhibit 1 hereto. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by cure payments to be made on the Distribution Date. In the event of a dispute regarding (i) the nature or amount of any cure payments, (ii) the ability of the Debtor or its assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption or assignment, the Debtor or Reorganized Noxso shall make such cure payments following the entry of a Final Order resolving the dispute and approving the assumption. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in this Article, pursuant to section 365 of the Bankruptcy Code, as of the Confirmation Date.

                                   ARTICLE V.

                       PROCEDURES FOR RESOLVING DISPUTED,
                       CONTINGENT AND UNLIQUIDATED CLAIMS

A. Objection Deadline; Prosecution of Objections

     The Debtor or Reorganized Noxso, as the case may be, will be allowed up to 120 days after the Consummation Date (unless extended by an order of the Bankruptcy Court) to file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made. Nothing contained in the Plan, however, will limit Reorganized Noxso's right to object to Claims, if any, filed or amended more than 120 days after the Consummation Date. Reorganized Noxso will be authorized to resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment the validity, nature, and/or amount thereof in the Bankruptcy Court or such other court having jurisdiction.

     Further, pursuant to section 1123(b)(3) of the Bankruptcy Code, the Debtor shall retain and may enforce claims held by it or its estate, including but not limited to any action for recovery of a voidable transfer pursuant to ss.ss. 544, 545, 547, 548, 549, 550, or 553(b) of the Bankruptcy Code. The Creditors' Committee shall retain the right to seek an order of the Bankruptcy Court compelling the Debtor, or granting the Creditors' Committee the right, to bring such action(s) should the Debtor refuse to bring such action(s).

B. No Distributions Pending Allowance

     Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

C. Disputed Claims Reserve

     Funds attributable to Disputed Claims on the Distribution Date will be held in the Disputed Claims Reserve and any funds remaining in the Disputed Claims Reserve on the Secondary Distribution Date should be paid on a pro-rata basis to members of the specific Class.

D. Claims under $10,000

     If the face amount of a Disputed Claim is less than $10,000, Reorganized Noxso may settle the Disputed Claim without notice to any party. If the face amount of the Disputed Claim is more than $10,000, Reorganized Noxso must give notice of the proposed settlement to the Creditors' Committee. If the Creditors' Committee objects to the proposed settlement of such a Disputed

Claim and does not withdraw its objection, then Reorganized Noxso must obtain Bankruptcy Court approval of the proposed settlement.

                                   ARTICLE VI.

                      CONDITIONS PRECEDENT TO CONFIRMATION
                          AND CONSUMMATION OF THE PLAN

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11, including, among other things, that:

     (a)  the Plan has properly classified Claims and Interests;

     (b)  the Plan complies with applicable provisions of the Bankruptcy Code;

     (c) the Debtor has complied with applicable provisions of the Bankruptcy Code;

     (d) the Debtor has proposed the Plan in good faith and not by any means forbidden by law;

     (e) disclosure of "adequate information" as required by section 1125 of the Bankruptcy Code has been made;

     (f) the Plan has been accepted by the requisite votes of all classes of creditors (except to the extent that "cramdown" is available in an Impaired Class);

     (g) the Plan is in the "best interests" of all holders of Claims or Interests in an Impaired Class; and

     (h) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Consummation Date.

     Consummation of the Plan is subject to the following conditions precedent:

     (a) an agreement between the Debtor and a third party providing for funding of the New Equity (the "New Equity Funding");

     (b)  the Amendment to the Cooperative Agreement;

     (c)  receipt by the Debtor of the Available Cash;

     (d)  approval by the Bankruptcy Court of the Host Site Agreement; and

     (e)  the Confirmation Order shall become a Final Order.

                                  ARTICLE VII.

                          MODIFICATIONS AND AMENDMENTS

         The Debtor may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement approved with respect to the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of the Plan so long as such proceedings do not adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Federal Rules of Bankruptcy Procedure or order of the Bankruptcy Court.

                                  ARTICLE VIII.

                            RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Consummation Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

     A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

     B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that, from and after the Consummation Date the payment of the fees and expenses of the retained professionals of Reorganized Noxso shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

     C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which a

Debtor may be liable, including, if necessary, the liquidation or allowance of any Claims arising therefrom;

     D. Effectuate performance of and payments under the provisions of the Plan;

     E.  Determine  any  and  all  pending   adversary   proceedings,   motions,
applications, and contested or litigated matters;

     F. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     G. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

     H. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     I. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the plan or the Confirmation Order;

     J. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     K. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

     L. Enforce all orders, judgments, injunctions, releases, indemnifications, and rulings entered in connection with the Case;

     M. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under provisions of the Bankruptcy Code; and

     N. Enter final decrees closing the Case.

                                   ARTICLE IX.

                             EFFECTS OF CONFIRMATION

A. Binding Effect

     The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims and Interests, and their respective successors and assigns, including, but not limited to, Reorganized Noxso.

B. Waiver of Claims; Covenant Not to Sue

     The distributions provided for in the Plan (if any) are in full satisfaction and payment of all Claims against and Interests in the Estate. Effective as of the Confirmation Date, but subject to the occurrence of the Consummation Date, and except as otherwise provided in the Plan or the Confirmation Order, (i) all Persons who have held, hold, or may hold Claims against or Interests in the Debtor and (ii) the Debtor shall be deemed to have forever waived and covenanted with the Estate and the Debtor's officers and directors (collectively, the "Released Parties"), to waive and not to (i) sue, or otherwise seek any recovery from the Released Parties or their property, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, based upon any act or occurrence or failure to act taken or occurring before the Consummation Date arising out of the business or affairs of the Debtor, or (ii) assert against any of the Released Parties or their property any Claim, obligation, right, cause of action or liability which any such holder of a Claim against or Interest in the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission, transactions, or occurrence taking place on or before the Consummation Date in any way relating to the Debtor, the Case, or the Plan.

C. Exculpation and Limitation of Liability

     Neither the Debtor nor the Creditors' Committee, nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Case, the pursuit of confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the Debtor, the Estate, Reorganized Noxso, the Creditors' Committee, or any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Case, the pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

                                   ARTICLE X.

                           COMPROMISES AND SETTLEMENTS

     Pursuant to Fed.R.Bankr.P. 9019(a), the Debtor may compromise and settle various Claims (a) against it and (b) that it has against other Persons. The Debtor expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and Claims that they may have against other Persons up to and including the Consummation Date. After the Consummation Date, such right shall pass to Reorganized Noxso, pursuant to Article III.A of the Plan.

                                   ARTICLE XI.

                            MISCELLANEOUS PROVISIONS

A. Bar Dates for Certain Claims

     1. Administrative Claims

     The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims (except for Professional Fees and the expenses of the members of the Creditors' Committee), which date will be 45 days after the Confirmation Date. Holders of asserted Administrative Claims, except for Professional Fees and the expenses of the members of the Creditors' Committee, not paid prior to the Confirmation Date must submit proofs of Claim on or before such Administrative Claims Bar Date or be forever barred from doing so. The notice of Confirmation to be delivered pursuant to Fed.R.Bankr.P. 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtor, or Reorganized Noxso, as the case may be, will have 45 days (or such longer period as the Bankruptcy Court may allow) after the date on which the applicable application for compensation or reimbursement was served to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

     2. Professional Fee Claims; Substantial Contribution Claims

     All parties requesting compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered to the

Debtor prior to the Consummation Date (including requests under section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Case) must file and serve on the Debtor and counsel for the Debtor an application for final allowance of compensation and reimbursement of expenses no later than 45 days after the Consummation Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Debtor, counsel for the Debtor, and the requesting Professional or other entity no later than 45 days (or such longer period as the Bankruptcy Court may allow) after the date on which the applicable application for compensation or reimbursement was served.

B. Revocation, Withdrawal or Non-Consummation

     The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any other Person, or (iii) constitute an admission of any sort by the Debtor or any other Person.

C. Severability of Plan Provisions

     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D. Successors and Assigns

     The rights, benefits and obligations of any entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

E. Service of Documents

     1. Any pleading, notice or other document required or permitted to be provided to the Debtor under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

                  DOEPKEN KEEVICAN & WEISS
                  58th Floor, USX Tower
                  600 Grant St.
                  Pittsburgh, PA 15219
                  Attn: Philip J. Uher

                           -and-

                  WEEMS AND HOUSE
                  Attn: Kyle R. Weems
                  1810 McCallie Avenue
                  Chattanooga, TN 37404


ARTICLE XII.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

     No registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New Equity, the Remaining Equity, and the New Options. The Debtor believes that the provisions of section 1145 of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements.

     EACH RECIPIENT OF NEW EQUITY, REMAINING EQUITY OR NEW OPTIONS WHO BELIEVES THAT IT MAY QUALIFY AS AN UNDERWRITER UNDER SECTION 1145(b) OF THE BANKRUPTCY CODE SHOULD CONSULT ITS OWN COUNSEL FOR GUIDANCE ON THESE MATTERS.


        [THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY].

Dated: Pittsburgh, Pennsylvania
         June 15, 1998
                                          NOXSO CORPORATION,
                                          Debtor-in-Possession

                                          By: /s/ Edwin J. Kilpela
                                              ----------------------------------
                                          Name:  Edwin J. Kilpela
                                          Title: President and Chief Executive
                                                 Officer of Noxso Corporation

DOEPKEN KEEVICAN & WEISS
Attorneys for NOXSO Corporation,
Debtor-in-Possession

By: /s/ Joel M. Walker,
------------------------------
Joel M. Walker, Esquire
PA Id No. 26515
Philip J. Uher, Esquire
PA Id. No. 63235
58th Floor, USX Tower
Pittsburgh, PA 15219
(412) 355-2600
         and
Kyle R. Weems, Esquire
TN Id. No. 1010
Weems & House
1810 McCallie Avenue
Chattanooga, TN 37404
(423) 624-1000

                EXHIBIT 1- ASSUMED EXECUTORY CONTRACTS AND LEASES

1. Nonresidential Real Property Lease by and between Noxso Corporation and John Vangura, Vangura Tool, P.O. Box 300, Clairton, PA 15025.

2. License Agreement for Noxso Process for part of Europe by and between Noxso Corporation and FLS miljo a/s, Ramsingsvej 30, DK-2500 Valby, Copenhagen, Denmark

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF TENNESSEE
                                 AT CHATTANOOGA

------------------------------
                              )
In Re:                        )
                              )
NOXSO CORPORATION,            )                 Chapter 11
                              )                 Case No. 97-10709
         Debtor               )                 Judge R. Thomas Stinnett
------------------------------)


             MODIFICATION OF FIRST AMENDED PLAN OF NOXSO CORPORATION

1. On July 22, 1998, this Court entered its Order approving the Debtor's First Amended Disclosure Statement (the "Approval Order").

2. Pursuant to the Approval Order, this Court set August 24, 1998 as the deadline for objections to the confirmation of the First Amended Plan of Reorganization of Noxso Corporation (the "Plan").

3. The Office of the United States Trustee (the "U.S. Trustee") has filed an objection (the "Objection") to the confirmation of the Plan. In its objection, the U.S. Trustee has requested that certain language of the Plan be deleted.

4. After discussions between counsel for the Debtor and the U.S. Trustee, the parties have agreed that the U.S. Trustee's objection can be resolved by a minor modification to the Plan.

5.   Pursuant to the  modification,  the last sentence of the first paragraph of
     Article IV.E shall now read as follows: "Upon the Confirmation Date, the Debtor may operate its business free of any restrictions of the Bankruptcy Code, the Bankruptcy Court or the United States Trustee, subject to the provisions of Article VIII and the duty to pay quarterly fees and file monthly reports as described below."

                                           NOXSO CORPORATION,
                                           Debtor-in-Possesion

                                           By:    /s/ Edwin J. Kilpela
                                                  -----------------------------
                                           Name:  Edwin J. Kilpela
                                           Title: President and Chief Executive
                                                  Officer of Noxso Corporation



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


 /s/ Joel M. Walker
 ---------------------------
Joel M. Walker, Esquire
PA Id No. 26515
Philip J. Uher, Esquire
PA Id. No. 63235
DOEPKEN KEEVICAN & WEISS
58th Floor, USX Tower
Pittsburgh, PA 15219
(412) 355-2600
         and
Kyle R. Weems, Esquire
TN Id. No. 1010
WEEMS & HOUSE
1810 McCallie Avenue
Chattanooga, TN 37404
(423) 624-1000

Attorneys for NOXSO Corporation,
Debtor-in-Possession


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